Item 77C –Exhibit 1

PROXY RESULTS

SPECIAL JOINT MEETING OF SHAREHOLDERS

JANUARY 4, 2010

A Special Joint Meeting of Shareholders (the “Meeting”) of Dreyfus Municipal Money Market Fund, Inc. (the “Fund”) was held on January 4, 2010. Out of a total of 920,271,962.357 of the Fund’s shares (“Shares”) of common stock outstanding and entitled to vote at the Meeting, a total of 462,966,789.550 which is 50.308% of the outstanding shares, of the Fund’s shares were represented at the Meeting, in person or by proxy. Shareholders voted on the approval of changes to the Fund’s fundamental policies and investment restrictions. The following matters were duly approved by the holders of the Fund’s outstanding Shares as follows:

1.             To approve amending the Fund’s policy regarding borrowing:

                                  _______________________________________________________

                                             No. of               % of Outstanding      % of Shares

                                            Shares                        Shares                  Voted

                                  ______________________________________________________

Affirmative              412,719,207.740              44.848%                89.147%

Against                       33,908,017.940                 3.684%                 7.324%

Abstain                       16,339,563.870                 1.776%                 3.529%

TOTAL                      462,966,789.550             50.308%      100.00%

2.             To approve amending the Fund’s policy regarding lending:

                                _______________________________________________________

                                             No. of               % of Outstanding        % of Shares

                                            Shares                         Shares                     Voted

                                  _______________________________________________________

Affirmative                410,073,437.850            44.560%                88.575%

Against                         36,104,434.220              3.923%                  7.799%

Abstain                         16,788,917.480              1.825%                  3.626%

TOTAL                       462,966,789.550            50.308%                100.00%

3.    To permit investment in other investment companies.

                                           No. of               % of Outstanding        % of Shares

                                            Shares                         Shares                    Voted

                                  _______________________________________________________

Affirmative               398,047,061.480              43.253%     85.977%

Against                        47,447,979.660                  5.156%                  10.249%

Abstain                        17,471,748.410                  1.899%                  3.774%

TOTAL                       462,966,789.550              50.308%                  100.00%